Exhibit 99.1

Contact:	Mark Tripp Easton-Bell Sports, Inc. (818) 902-5803
FOR IMMEDIATE RELEASE
EASTON-BELL SPORTS, INC. REPORTS
2007 THIRD QUARTER FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports Net Income increased $3.1million for the third quarter of 2007 compared to the third quarter of 2006
Van Nuys, CA — November 16, 2007 — Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories, will discuss its financial results for the third quarter ended September 29, 2007 on a conference call to be held on Monday, November 19, 2007, beginning at 2:00 p.m. Eastern Time.
Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1696230. In addition, interested parties may listen directly to the call by dialing 1-800-901-5247 (within the United States and Canada) or 617-786-4501 (outside the United States and Canada). The pass code for the call is 47384025. A replay of the call will be available on November 20 through
December 3, 2007 by dialing 1-888-286-8010 (within the United States and Canada) or 617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 80223364.
Results for the Third Quarter Ended September 29, 2007
The Company’s net sales of $188.6 million for the third quarter ended September 29, 2007, increased $2.1 million, or 1.1%, as compared to $186.5 million for the quarter ended September 30, 2006. Team Sports net sales decreased $0.9 million, or 0.9%, in the third quarter of 2007, as compared to the third quarter of 2006. Factors contributing to the decrease in Team Sports net sales included decreased sales of baseball and softball products which was partially offset by increased sales of ice hockey products and reconditioning services. Sales of football products were relatively flat during the quarter, as compared to the prior year. Action Sports net sales increased $3.0 million, or 3.8%, in the third fiscal quarter of 2007, when compared to the same period in the prior year due to increased sales of cycling helmet and specialty channel accessories, partially offset by a decrease in sales of snow helmets.
For the third fiscal quarter of 2007, gross profit was $65.3 million, or 34.7% of net sales, as compared to $65.9 million, or 35.4% of net sales for the third fiscal quarter of 2006. The decrease in gross profit as a percentage of net sales is primarily attributable to sales mix changes and increased distribution costs and freight costs, partially offset by the cost savings realized from moving our manufacturing of aluminum products to Asia and the impact in the prior year of expensing the purchase accounting inventory write up associated with the Easton acquisition.
The Company’s net income for the third quarter of 2007 was $6.8 million, as compared to $3.7 million for the third quarter of 2006. The increase of $3.1 million is primarily due to the increase in net sales of $2.1 million, decrease in selling, general, and administrative expenses of $3.5 million, $0.1 million decrease in amortization of intangibles, $0.5 million gain on sale of property, plant and equipment and a decrease in interest expense of $0.5 million, partially offset by an increase in restructuring expense of $0.4 million and a $0.4 million increase in income tax expense. Adjusted EBITDA for the third quarter of 2007 was $29.8 million, as reported to the Company’s lenders pursuant to the terms of its senior secured credit facility. A reconciliation of net income to the third quarter 2007 Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items
Net debt as of September 29, 2007 was $464.8 million (total debt of $480.1 million less cash of $15.3 million), a decrease of $1.5 million over such amount as of December 30, 2006. The decrease is due to an increase in cash of $5.4 million, offset by an increase in the revolver used for seasonal working capital needs of $6.5 million and the decrease in the long term debt and capital lease obligations of $2.6 million. Working capital as of September 29, 2007 was $269.0 million versus $225.0 million as of December 30, 2006. The increase in working capital of $44.0 million is primarily due to the increase in accounts receivable.
About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has 31 facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2006 Form 10-K.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	September 29,	December 30,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$15,344	$9,899
Accounts receivable, net	225,748	182,234
Inventories, net	127,487	134,847
Prepaid expenses	7,412	10,449
Deferred taxes	10,224	10,224
Other current assets	1,317	1,611

Total current assets	387,532	349,264
Property, plant and equipment, net	38,253	34,198
Deferred financing fees, net	16,527	19,271
Intangible assets, net	320,576	330,445
Goodwill	206,298	207,327
Other assets	5,309	7,555

Total assets	$974,495	$948,060

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,350	$3,350
Revolving credit facility	10,000	3,500
Current portion of capital lease obligations	26	36
Accounts payable	58,542	56,950
Accrued expenses	46,624	60,405

Total current liabilities	118,542	124,241
Long-term debt, less current portion	466,625	469,138
Capital lease obligations, less current portion	150	174
Deferred taxes	31,512	23,681
Other non-current liabilities	12,192	12,664

Total liabilities	629,021	629,898
Stockholder’s Equity:
Common stock; $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at September 29, 2007 and December 30, 2006	—	—
Additional paid-in capital	336,557	334,432
Accumulated earnings (deficit)	3,674	(16,509)
Accumulated other comprehensive income	5,243	239

Total stockholder’s equity	345,474	318,162

Total liabilities and stockholder’s equity	$974,495	$948,060

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended September 29, 2007.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	September 29,	September 30,
	2007	2006
Net sales	$188,565	$186,485
Cost of sales	123,217	120,552

Gross profit	65,348	65,933
Selling, general and administrative expenses	39,375	42,916
Restructuring expenses	488	81
Amortization of intangibles	3,352	3,410
Gain on sale of property, plant and equipment	(487)	—

Income from operations	22,620	19,526
Interest expense, net	10,165	10,617

Income before income taxes	12,455	8,909
Income tax expense	5,610	5,204

Net income	6,845	3,705
Other comprehensive income:
Foreign currency translation adjustment	2,582	48

Comprehensive income	$9,427	$3,753

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended September 29, 2007.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures, which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for the fiscal quarter ended September 29, 2007. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, acceleration in the repayment of amounts outstanding under our senior secured credit facility and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure is set forth below (amounts in thousands):

Net income for the third quarter of 2007	$6,845

Interest expense, net	10,165
Income tax expense	5,610
Depreciation expense	2,467
Amortization expense	3,352

EBITDA for third quarter 2007	28,439

Non-cash compensation charges	722
GAAP Restructuring charges	488
Other allowable adjustments under the Company’s senior secured credit facility (1)	159

Adjusted EBITDA for the third quarter of 2007	$29,808

(1)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents (i) expenses paid in connection with reorganization initiatives and (ii) fees paid to independent consultants in connection with Sarbanes-Oxley requirements.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs;
(iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only supplementally.

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